United States Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2017

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-33407 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in the Current Report on Form 8-K filed by IsoRay, Inc. (the “Company”) on January 17, 2017, on January 16, 2017, Brien Ragle, CFO of the Company, informed the Board of his resignation from all positions held with the Company and its subsidiaries, effective immediately. In connection with his resignation, on February 28, 2017, Mr. Ragle entered into a Separation Agreement (the "Agreement") with the Company.

Pursuant to the Agreement, Mr. Ragle will receive a severance payment of $86,019.30 and a payment for health benefits totaling $12,973.95, each paid over the next 15 regular payroll dates following effectiveness of the Agreement and subject to all required withholdings, and Mr. Ragle has agreed to a waiver and release of claims. In addition, a nominal number of Mr. Ragle’s vested stock options have had their exercise period extended to January 16, 2018.

In accordance with federal law, Mr. Ragle is entitled to revoke his acceptance of the Agreement within seven (7) days of its execution. If he revokes his acceptance, the Agreement will be of no further force or effect and Mr. Ragle will not be entitled to the benefits described above. If he does not revoke his acceptance, the Agreement will be effective as of the eighth day after signing.

The above description is only a summary of the material terms of the Separation Agreement, does not purport to be a complete description of the Separation Agreement, and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

10.1	Separation Agreement, dated February 28, 2017, between Brien Ragle and IsoRay, Inc.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2017

IsoRay, Inc., a Minnesota corporation

By:	/s/ Thomas C. LaVoy
Thomas C. LaVoy, CEO